For Immediate Release
October 28, 2016

For More Information
Trisha Voltz Carlson, SVP Investor Relations Manager
504-299-5208 or trisha.carlson@hancockwhitney.com

Hancock Appoints New Directors to Its Holding Company Board
New directors bring valuable experience and diversity

GULFPORT, Miss.  (October 28, 2016) — Hancock Holding Company (Nasdaq:  HBHC) today announced that the following new directors have been appointed to the holding company and bank Boards of Directors effective October 27, 2016. The new directors are Dean Liollio, Joanie Teofilo and Richard Wilkins.

"We're very excited to have Dean, Joanie and Richard join our Board," said Chairman of the Board James B. Estabrook, Jr. "Each of them brings valuable experience and skills, including public company CEO and board experience, financial institution board experience and extensive professional operating experience; they also provide geographic diversity and coverage throughout our footprint. The Board takes succession planning seriously, and we have several long-tenured directors who will reach mandatory retirement age over the next few years. Adding these new directors now gives them time to gain experience with the company and its culture prior to those retirements and helps ensure a seamless director transition."

Dean Liollio is the President of PAA Natural Gas Storage, LLC, based in Houston, Texas (PAA). PAA Natural Gas Storage is the natural gas storage business of Plains All American Pipeline, a $23 billion Houston-based publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids, natural gas and refined products on a nationwide basis. He is responsible for developing and executing the strategy, overseeing day-to-day operations, coordinating all disciplines within the organization and identifying areas for future expansion. His substantial knowledge and experience of natural gas storage operations includes the Gulf Coast markets of Texas, Louisiana, Mississippi, Alabama and Florida.

Mr. Liollio has served in this role since joining PAA in 2008, including for the period in which his business operated as an independent publicly traded entity, during which time he served on the Board of Directors. Prior to joining PAA, Mr. Liollio served for two years as President, Chief Executive Officer and Director of Energy South, Inc., a publicly traded natural gas storage and utility business headquartered in Mobile, Alabama.

Mr. Liollio holds a BS in Industrial Engineering from Texas A&M University. Mr. Liollio works in Houston and has a home in Mobile, but also spent considerable time running natural gas storage and utility businesses in Mississippi, including along the Coast. He has deep expertise in midstream energy, and working knowledge of the energy industry as a whole. He brings valuable public company experience and has served on two public company boards as part of his executive function.

Joanie Teofilo is the President and Chief Executive Officer of The Energy Authority (TEA), the nation's largest nonprofit organization owned by public power utilities. TEA provides strategic energy solutions to publically-owned power entities nationwide. The company is headquartered in Jacksonville, Florida, with offices in Bellevue, Washington, serves over 50 public power utilities nationwide, and handles over 30,000 megawatts of power generation across natural gas, coal, wind, hydro, nuclear, biomass, fuel oil, petroleum coke and landfill gas. Ms. Teofilo was a member of the company's founding launch team in 1997, and has served as Director of Risk Management and Financial Trading, Chief Risk Officer, and assumed her current role in 2010.

Prior to joining The Energy Authority, Ms. Teofilo worked as a project engineer in construction management at Santee Cooper, the largest public power utility in South Carolina, and as a mechanical engineer at the American Samoa Power Authority. Ms. Teofilo earned her BA in Mechanical Engineering and her BS in Government and International Relations from The University of Notre Dame and her MBA from The Moore School of Business at the University of South Carolina.

Richard Wilkins is an Attorney and Shareholder at the law firm of Maynard Cooper & Gale in Mobile, Alabama. Mr. Wilkins practices primarily in the areas of commercial litigation, commercial transactions, banking, insurance coverage, admiralty, real estate and creditors' rights/bankruptcy. Mr. Wilkins joined the firm in 2015 through its acquisition of Vickers, Riis, Murray and Curran where he began practicing law in 1990, becoming a Partner in 1993. Prior to joining Vickers, Riis, he served as a law clerk for the Honorable William Brevard Hand, Chief Judge of the United States District Court for the Southern District of Alabama.

Mr. Wilkins has served on the Market Advisory Board of Hancock Bank since 2014. He also served as Director of Hancock Bank of Alabama from 2007 to 2014, serving on the Risk, Bank Audit, Wealth Management, and Asset/Liability Committees. Mr. Wilkins served as Chairman of the Board of the Hancock Bank of Alabama from 2007 to 2011. Through his service on the Bank Board and various board committees, including the Board Risk Committee, Mr. Wilkins brings knowledge about the Company and Bank operations. Mr. Wilkins earned his BS in Commerce and Business Administration from The University of Alabama and his JD from The University of Alabama School of Law.

Mr. Wilkins is heavily involved in south Alabama's business and civic community and serves on a number of boards and task forces dedicated to economic growth and development of the region.

The new directors will stand for election at the company's 2017 annual meeting of shareholders.

About Hancock Holding Company
Hancock Holding Company is a financial services company with regional business headquarters and locations throughout a growing Gulf South corridor. The company's banking subsidiary provides a comprehensive network of full-service financial choices through Hancock Bank locations in Mississippi, Alabama, and Florida and Whitney Bank offices in Louisiana and Texas, including traditional and online banking; commercial and small business banking; energy banking; private banking; trust and investment services; certain insurance services; mortgage services; and consumer financing. More information and online banking are available www.hancockwhitney.com.

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